Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-277609) of Yarrow Bioscience, Inc. of our report dated February 27, 2026, relating to the consolidated financial statements of VYNE Therapeutics Inc., appearing in the Annual Report on Form 10-K of VYNE Therapeutics Inc.  for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

August 13, 2026